Exhibit 10.36

HPX Corp. (the "Company")

1000 N. West Street, Suite 1200

Wilmington, Delaware 19801

For the attention of: The Board of Directors of the Company

December 3, 2020

Dear Members of the Board:

I hereby resign as a director of the Company, member of the Audit Committee and chairman of the Nominating and Corporate Governance Committee with effect from the date of this letter. Please be advised that my resignation is not because of any disagreement with the Company on any matter, including those relating to the Company’s operations, policies or practices.

I confirm that under the terms of the Securities Assignment Agreement, dated June 25, 2020, between HPX Capital Partners LLC, myself and the other parties thereto, all of the Class B ordinary shares, par value $0.0001 per share, of the Company held by me shall be forfeited to the Company for no consideration. I further confirm that there is no outstanding agreement under which the Company has or could have any debt, liability or other obligation to me, other than in connection with the Indemnity Agreement, dated July 15, 2020, between myself and the Company.

Yours faithfully,

/s/ Fábio Mourão
Fábio Mourão